SCHEDULE “A”

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statues)

FLITWAYS TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), the Articles of Incorporation of which was filed in the office of the Secretary of State of Nevada on October 5, 2016, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The Shares of the series shall be designated and known as the Series A Preferred Stock of the Corporation.  The Series A Preferred Stock shall consist of 1,000,000 shares.  Such Series A Preferred Stock is referred to herein as the “Series A Preferred Stock”.

II. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

III. CONVERSION

The Series A Preferred Stock shall not be convertible into Common Stock at any time.

IV. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

FLITWAYS TECHNOLOGY, INC. CERTIFICATE OF DESIGNATION

V. VOTING RIGHTS

(a)

Voting with Common Stock.  Each share of the Series A Preferred Stock shall vote together with the holders of the Common Stock and have one thousand (1,000) votes on all matters on which shareholders of the Corporation shall be entitled vote and be entitled to a vote on all matters submitted to the shareholders.  For example, if a matter is presented to the shareholders for a vote and there are 10,000 Series A Preferred shares outstanding and entitled to vote on the matter, then the Holder of the Series A Preferred Stock would be granted 10,000,000 votes.

(b)

Class Voting Rights.  So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 51% of all outstanding Series A Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-laws of the Corporation, as amended, as to adversely affect the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Preferred Stock, (ii)  effect any reclassification of the Series A Preferred Stock.

A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with; (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series A Preferred Stock in respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligation of the Corporation.

VI. MISCELLANEOUS

(a)

Lost or Stolen Certificates Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

(b)

Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

(c)

Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder’s address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

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FLITWAYS TECHNOLOGY, INC. CERTIFICATE OF DESIGNATION

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this ___ day of October, 2017.

FLITWAYS TECHNOLOGY, INC.

By:	/s/ Tobi Mac Aro
Name:	Tobi Mac Aro
Title:	President and Chief Executive Officer

FLITWAYS TECHNOLOGY, INC. CERTIFICATE OF DESIGNATION